Exhibit 99.1

Walker & Dunlop Reports Q4  Total Revenues of $215 Million

on Record Total Transaction Volume of $9.4 billion

FOURTH QUARTER 2018 HIGHLIGHTS

•	Record total transaction volume of $9.4 billion
•	Record total revenues of $214.9 million
•	Strong net income of $45.8 million, or $1.44 per diluted share
•	Record adjusted EBITDA[1] of $59.6 million
•	Increased dividend to $0.30 per share for the first quarter of 2019

FULL-YEAR 2018 HIGHLIGHTS

•	Total transaction volume of $28.0 billion, an increase of 1% from 2017
•	Total revenues of $725.2 million, up 2% from 2017
•	Net income of $161.4 million, or $5.04 per diluted share, a decrease of 24% from 2017
o	Net income in 2017 included a $58.3 million, or $1.80 per diluted share, one-time benefit to income tax expense from tax reform
o	Net income in 2018 increased 6% over net income in 2017 without the one-time benefit from tax reform
•	Adjusted EBITDA of $220.1 million, an increase of 10% from 2017
•	Servicing portfolio of $85.7 billion at December 31, 2018, up 15% from December 31, 2017

Bethesda, MD – February 6, 2019 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported fourth quarter 2018 net income of $45.8 million, or $1.44 per diluted share, down 54% from the fourth quarter of 2017. Fourth quarter 2017 net income of $99.0 million, or $3.06 per diluted share, included a $58.3 million, or $1.80 per diluted share, one-time benefit to income tax expense from the enactment of the Tax Cuts and Jobs Act (“tax reform”). Without the one-time tax benefit, net income for the fourth quarter of 2017 was $40.7 million, or $1.26 per diluted share. Net income for the fourth quarter of 2018 increased 13% from the fourth quarter of 2017 without the benefit from tax reform. Total revenues were a quarterly record of $214.9 million, an increase of 4%,  generating record adjusted EBITDA of $59.6 million,  up 9% from the fourth quarter of 2017. The servicing portfolio grew 6% to $85.7 billion during the fourth quarter of 2018.

“Walker & Dunlop closed out 2018 with an exceptional fourth quarter, finishing the year with top-line growth and strong profitability,” stated Willy Walker, Chairman and CEO. “The consistent execution of our team for our clients, combined with the strength of our brand, contributed to record total transaction volume of $28.0 billion and record revenues of $725 million. We earned $5.04 per diluted share, up 6% over 2017 excluding the $1.80 per share one-time benefit we recorded last year from tax reform. The profitability of W&D’s business model was most apparent in the 10% year-over-year growth in adjusted EBITDA to $220 million. Given the cash generation of our core business, strong balance sheet, and positive market outlook; Walker & Dunlop’s Board of Directors increased our quarterly dividend payment by 20% to $0.30 per share.”

Mr. Walker continued, “During 2018, we continued adding professionals across the country, including a great group of bankers from iCap Realty Advisors, three investment sales teams in strategic markets, and the fund management team at JCR Capital. The investments we made in the platform last year help move us closer to achieving Vision 2020, which centers around the goal of generating annual revenues of $1 billion by growing loan originations, multifamily property sales, servicing, and our fund management business. The incredibly talented and dedicated team at Walker & Dunlop is focused every day on exceeding our clients’ expectations and driving our company towards our Vision 2020 to create the premier commercial real estate finance company in the country.”

Fourth Quarter 2018 Earnings Release

FOURTH QUARTER 2018 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q4 2018	Q4 2017	$ Variance	% Variance
Fannie Mae	$2,598,306	$2,426,878	$171,428	7%
Freddie Mac	2,110,741	1,665,787	444,954	27
Ginnie Mae - HUD	218,447	483,494	(265,047)	(55)
Brokered	2,825,707	2,154,644	671,063	31
Interim Loans	590,370	124,810	465,560	373
Loan origination volume	$8,343,571	$6,855,613	$1,487,958	22%
Investment sales volume	1,009,885	1,456,554	(446,669)	(31)
Total transaction volume	$9,353,456	$8,312,167	$1,041,289	13%

Discussion of Results:

•

We continue to see strong demand for debt financing due to the strength of the commercial real estate and multifamily markets, positive macroeconomic fundamentals, a relatively low interest rate environment, and robust demand for rental properties.

•	Overall volumes with Fannie Mae and Freddie Mac increased due to continued strength in the multifamily financing market and the growth in the number of mortgage bankers and brokers on our platform.
•	HUD loan originations dropped as the market for this product remained challenging during the fourth quarter of 2018.
•	The investments we have made in our debt brokerage team over the past several years helped increase our brokered volume 31% to a quarterly record of $2.8 billion.
•

Interim loan origination volume during the fourth quarter of 2018 was a quarterly record as we saw more opportunities to meet the financing needs of strong and significant sponsors despite the competitive market for transitional lending. $412.5 million was originated for our balance sheet, including our largest interim loan ever, a $150.0 million short-term loan to a large, experienced institutional multifamily investor. The remaining $177.9 million was originated for our Interim Loan JV.

•	Investment sales volume declined as multifamily property sales slowed during the fourth quarter of 2018 due to rising interest rates.

MANAGED PORTFOLIO
(dollars in thousands)	Q4 2018	Q4 2017	$ Variance	% Variance
Fannie Mae	$35,983,178	$32,075,617	$3,907,561	12%
Freddie Mac	30,350,724	26,782,581	3,568,143	13
Ginnie Mae - HUD	9,944,222	9,640,312	303,910	3
Brokered	9,127,640	5,744,518	3,383,122	59
Interim Loans	283,498	66,963	216,535	323
Total servicing portfolio	$85,689,262	$74,309,991	$11,379,271	15%
Assets under management	1,422,735	182,175	1,240,560	681
Total Managed Portfolio	$87,111,997	$74,492,166	$12,619,831	17%
Weighted-average servicing fee rate (basis points)	24.3	25.7
Weighted-average remaining term in the servicing portfolio (years)	9.8	10.0

Discussion of Results:

•

During the fourth quarter of 2018, we added $5.2 billion of net loans to our servicing portfolio. Approximately half of the additions were Fannie Mae and Freddie Mac loans. We also added $2.4 billion of net loans to our brokered servicing, $2.0 billion of which were added through our acquisition of iCap Realty Advisors. Over the past 12 months, we added $11.4 billion of net loans to our servicing portfolio,  66% of which are Fannie Mae and Freddie Mac loans.

Fourth Quarter 2018 Earnings Release

•

Our servicing portfolio has experienced strong growth over the past year due to our significant loan origination volumes and relatively few maturities and early payoffs. During the past 12 months, we have originated $25.3 billion of loans, $15.8 billion of which were Agency loans.

•

The decrease in the weighted-average servicing fee is the result of the net addition of $7.3 billion of Freddie Mac, HUD, and brokered loans serviced compared to a net increase of only $3.9 billion of Fannie Mae loans serviced during the past 12 months.  Additionally, the weighted average servicing fee on our Fannie Mae originations has declined over the past 12 months generally due to increased competition for new loans, resulting in tighter credit spreads.  Fannie Mae loans have the highest servicing fees of all the loan types we service because we share in the risk of loss.

•	Only $4.4 billion of Agency loans in our servicing portfolio with a weighted-average servicing fee of 23.0 basis points are scheduled to mature over the next two years.
•	Net mortgage servicing rights (“MSRs”) from loan originations during the quarter were $19.5 million. Over the past 12 months, net MSR additions from loan originations were $30.1 million.
•	The MSRs associated with the servicing portfolio had a fair value of $858.7 million as of December 31, 2018.
•

Assets under management as of December 31, 2018 consisted of $1.0 billion of loans and funds managed by our registered investment adviser and $404.7 million of loans we manage for our interim lending joint venture and for an affiliate of Blackstone Mortgage Trust.

REVENUES
(dollars in thousands)	Q4 2018	Q4 2017	$ Variance	% Variance
Loan origination fees	$71,078	$76,557	$(5,479)	(7)%
Gains attributable to MSRs	53,088	52,901	187	-
Gains from mortgage banking activities	124,166	129,458	(5,292)	(4)
Servicing fees	52,092	46,713	5,379	12
Net warehouse interest income, LHFS	1,108	5,485	(4,377)	(80)
Net warehouse interest income, LHFI	4,794	1,204	3,590	298
Escrow earnings and other interest income	14,423	6,786	7,637	113
Investment sales broker fees	5,467	9,565	(4,098)	(43)
Other revenues	12,883	7,991	4,892	61
Total revenues	$214,933	$207,202	$7,731	4%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees[2]	0.91%	1.12%
Gains attributable to MSRs[2]	0.68	0.79
Gains attributable to MSRs - Agency loans[3]	1.08	1.16

Discussion of Results:

•

The decrease in loan origination fees is primarily the result of the substantial decrease in HUD loan origination volume year over year. HUD loan originations have the highest origination fee rate of all our product types.

•

The $11.4 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the decline in the servicing portfolio’s weighted-average servicing fee.

•

The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a significantly lower net interest margin year over year combined with a decrease in the average balance of loans held for sale. The decrease in the net interest margin is related to a substantial year-over-year increase in the short-term rates at which we borrow with a much smaller increase in the long-term interest rates on the loans we fund through those borrowings, resulting from the flattening of the yield curve and the tightening of credit spreads year over year.

•

The increase in net warehouse interest income from loans held for investment (“LHFI”) was due to a larger average balance of loans outstanding as the Company’s interim loan origination volume was a quarterly record in the fourth quarter of 2018.

Fourth Quarter 2018 Earnings Release

•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the fourth quarter of 2017 to the fourth quarter of 2018. Additionally, the average placement fee on our escrow accounts has increased significantly over the past year as short-term interest rates have increased.

•	The decrease in investment sales broker fees is the result of the decrease in investment sales volume year over year.
•

The increase in other revenues was principally due to an increase in investment management fees due to the acquisition of JCR Capital in the second quarter of 2018 and a $1.6 million gain in the fourth quarter of 2018 from the sale of the small investment we made in a technology company.

EXPENSES
(dollars in thousands)	Q4 2018	Q4 2017	$ Variance	% Variance
Personnel	$90,828	$91,120	$(292)	-%
Amortization and depreciation	36,271	33,705	2,566	8
Provision (benefit) for credit losses	(34)	(27)	(7)	26
Interest expense on corporate debt	3,179	2,344	835	36
Other operating expenses	19,359	13,300	6,059	46
Total expenses	$149,603	$140,442	$9,161	7%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	42%	44%
Other operating expenses	9	6

Discussion of Results:

•

Personnel expenses were essentially flat year over year as increased salaries and benefits expenses caused by  an increase in the average headcount in 2018 were offset by declines in variable compensation.

•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $35.4 million of MSRs, net of amortization and write offs due to prepayment.

•

The increase in other operating expenses stems primarily from increased office and travel costs due to an increase in our average headcount year over year and the write off of $2.1 million of unamortized debt discount and debt issuance costs associated with the refinancing of our long-term debt.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q4 2018	Q4 2017	$ Variance	% Variance
Walker & Dunlop net income	$45,750	$98,961	$(53,211)	(54)%
Adjusted EBITDA	59,639	54,657	4,982	9
Diluted EPS	$1.44	$3.06	$(1.62)	(53)%
Operating margin	30%	32%
Return on equity	20	55

Discussion of Results:

•

The decrease in net income is largely attributable to a  $52.7 million increase in income tax expense.  The increase is largely attributed to the $58.3 million decrease to income tax expense in the fourth quarter of 2017 due to tax reform. The Company revalued its net deferred tax liabilities at December 31, 2017 using the new 21% Federal rate, resulting in a $58.3 million decrease in our net deferred tax liabilities with a corresponding decrease in income tax expense.  Additionally, in the fourth quarter of 2018, we recognized a $2.8 million expense related to a 100% valuation allowance placed on certain deferred tax assets related to certain compensation agreements for our executives, also due to tax reform. Partially offsetting the increase

Fourth Quarter 2018 Earnings Release

to income tax expense due to the one-time benefit recorded in the fourth quarter of 2017 was a reduction to the statutory Federal income tax rate from 35% in 2017 to 21% in 2018 due to tax reform.
•

The increase in adjusted EBITDA was primarily driven by the increases in servicing fees, escrow earnings and other interest income, and other revenues, partially offset by an increase in other operating expenses and decreases in origination fees and investment sales broker fees.

•	The decrease in operating margin was primarily driven by the aforementioned increases in amortization and depreciation and other operating expenses.
•

The decrease to return on equity is largely related to the decrease in net income, while stockholders’ equity increased year over year due primarily to the net income recorded over the past 12 months, partially offset by share repurchases and dividend payments.

•

Return on equity for 2017 without the benefit from tax reform was 22%. The decrease in 2018 is largely related to the small increase in net income without the benefit from tax reform, while stockholders’ equity increased year over year due primarily to the net income recorded over the past 12 months, partially offset by share repurchases and dividend payments.

KEY CREDIT METRICS
(dollars in thousands)	Q4 2018	Q4 2017	$ Variance	% Variance
At risk servicing portfolio[4]	$32,533,838	$28,058,967	$4,474,871	16%
Maximum exposure to at risk portfolio[5]	6,666,082	5,680,798	985,284	17
Defaulted loans	$11,103	$5,962	$5,141	86%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.03%	0.02%
Allowance for risk-sharing	0.01	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.07%	0.07%
Allowance for risk-sharing and guaranty obligation	0.77	0.79

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past 12 months. There were two defaulted loans in our at risk servicing portfolio at December 31, 2018 compared to one at December 31, 2017. During the first quarter of 2019, one of the two defaulted loans paid off in full with no loss to the Company.

•

The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $283.5 million at December 31, 2018 compared to $67.0 million at December 31, 2017. All of the Company’s interim loans are current and performing at December 31, 2018. The interim loan joint venture holds $334.6 million of loans as of December 31, 2018, for which the Company indirectly shares in a small portion of the risk of loss.

FULL-YEAR 2018 OPERATING RESULTS

Total transaction volume for 2018 was $28.0 billion, a small increase from 2017.

Total revenues for 2018 were $725.2 million compared to $711.9 million for 2017,  a  2% increase. The change in total revenues was largely driven by (i)  a  14% increase in servicing fees related to an increase in our average servicing portfolio, (ii) a 111% increase in escrow earnings and other interest income resulting from an increase in escrow balances and the escrow earnings rate, and (iii) a 36% increase in other revenues due principally to investment management fees recorded in 2018 following the acquisition of JCR in the second quarter of 2018 and a $1.6 million gain from the sale of the small investment we made in a technology company in the fourth quarter of 2018. Largely offsetting these increases were a 7%  decrease in gains from mortgage banking activities and a 43% decrease in net warehouse interest income. The decrease in gains from mortgage banking activities was primarily the result of an 8%  decrease in Agency loan origination volume, which led to an  11% reduction in gains attributable to MSRs and a 4% reduction in origination

Fourth Quarter 2018 Earnings Release

fees.  The decrease in net warehouse interest income was largely the result of a 19% lower average balance of loans held for sale and a 51% lower net interest spread on loans held for sale due to a flattening of the yield curve in 2018.

Total expenses for 2018 and 2017 were $512.4 million and $478.2 million, respectively.  The 7% increase in total expenses was due primarily to increases in personnel expense, amortization and depreciation costs, and other operating expenses. Personnel expenses as a percentage of total revenues remained flat year over year at 41%. Personnel expense increased 3% mostly due to an increase in salaries and benefits resulting from a rise in average headcount year over year. Amortization and depreciation costs increased 8% due to an increase in the average balance of MSRs outstanding year over year. Other operating expenses increased 29% largely due to increases in (i)  office and travel and entertainment expenses due to the increase in average headcount year over year, (ii) legal costs related to acquisitions, and (iii) the write off of $2.1 million of unamortized debt discount and debt issuance costs associated with the refinancing of our long-term debt recorded in the fourth quarter of 2018.

Operating margin for 2018 and 2017 was 29% and 33%, respectively. The decrease in operating margin was due to a 7% increase in total expenses and a 2% increase in total revenues as discussed above.

Net income for 2018 was $161.4 million compared to net income of $211.1 million for 2017, a 24%  decrease. The decrease in net income is primarily due to a 138%  increase in income tax expense due primarily to (i) a $58.3 million decrease in the benefit from the enactment of tax reform in 2017, (ii) a $2.7 million decrease in excess tax benefits from stock compensation recognized year over year, and (iii) $2.8 million expense recorded in 2018 as a result of tax reform related to a 100% valuation allowance placed on certain deferred tax assets related to certain compensation agreements for our executives, partially offset by a decrease in the Federal statutory income tax rate from 35% for 2017 to 21% for 2018 and a 9% decrease in income from operations.  Net income for 2018 increased 6% from net income for 2017 without the benefit from tax reform.

For 2018 and 2017, adjusted EBITDA was $220.1 million and $201.0 million, respectively. The 10% increase was driven by growth in servicing fees, escrow earnings and other interest income, and other revenues, partially offset by an increase in other operating expenses and decreases in net warehouse interest income and origination fees.

For 2018, return on equity was 19% compared to 31% for 2017.  The decrease is largely related to the decrease in net income without the benefit from tax reform, while stockholders’ equity increased $92.7 million over the past year due primarily to the net income recorded over the past 12 months, partially offset by share repurchases and dividend payments.

Return on equity for 2017 without the benefit from tax reform was 23%. The decrease in 2018 is largely related to the small increase in net income without the benefit from tax reform, while stockholders’ equity increased over the past year due primarily to the net income recorded over the past 12 months, partially offset by share repurchases and dividend payments.

DIVIDENDS AND SHARE REPURCHASES

On February 5, 2019, our Board of Directors declared a dividend of $0.30 per share for the first quarter 2019. The dividend will be paid March 7, 2019 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of February 26, 2019.

During the fourth quarter 2018, we repurchased 930 thousand shares of our common stock at a weighted-average price of $44.67 per share under our 2018 share repurchase program for a total cost of $41.5 million. Of the $50.0 million of repurchase capacity approved by our Board of Directors under the 2018 share repurchase program, we had  $4.4 million remaining as of December 31, 2018.

During 2018, we repurchased 1.2 million shares of our common stock at a weighted-average price of $45.64 per share under our 2018 and 2017 share repurchase programs for a total cost of $57.0 million.

On February 5, 2019, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s outstanding common stock over the coming one-year period.

Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

Fourth Quarter 2018 Earnings Release

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2 Excludes the income and loan origination volume from interim loans.

3The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

4 At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

5 Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, February 6, 2019 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9174  from within the United States or (785) 424-1672 from outside the United States and are asked to reference the Conference ID: WDQ418. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, was ranked as one of FORTUNE Magazine's Fastest Growing Companies in 2014, 2017, and 2018,  and has over 700 professionals in 29 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Additionally, adjusted EBITDA further excludes other significant activities that are not part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

Fourth Quarter 2018 Earnings Release

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
(in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$90,058	$165,062	$81,531	$193,695	$191,218
Restricted cash	20,821	16,226	29,986	16,991	6,677
Pledged securities, at fair value	116,331	109,062	105,803	102,059	97,859
Loans held for sale, at fair value	1,074,348	2,134,190	1,257,256	787,552	951,829
Loans held for investment, net	497,291	203,824	130,397	59,886	66,510
Servicing fees and other receivables, net	50,419	49,457	44,804	30,829	41,693
Derivative assets	35,536	28,182	26,632	20,417	10,357
Mortgage servicing rights	670,146	647,188	638,914	631,031	634,756
Goodwill and other intangible assets	177,093	157,077	157,240	124,526	124,543
Other assets	48,071	57,968	88,017	84,291	82,985
Total assets	$2,780,114	$3,568,236	$2,560,580	$2,051,277	$2,208,427

Liabilities
Accounts payable and other liabilities	$311,006	$275,460	$188,321	$184,079	$238,538
Performance deposits from borrowers	20,335	16,122	29,083	16,717	6,461
Derivative liabilities	32,697	524	8,669	7,455	1,850
Guaranty obligation, net	46,870	44,413	42,470	41,424	41,187
Allowance for risk-sharing obligations	4,622	4,663	4,070	3,058	3,783
Warehouse notes payable	1,161,382	2,156,999	1,250,642	802,496	937,769
Note payable	296,010	163,626	163,704	163,781	163,858
Total liabilities	$1,872,922	$2,661,807	$1,686,959	$1,219,010	$1,393,446

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	295	304	304	301	300
Additional paid-in capital	235,152	240,721	234,564	226,332	229,080
Accumulated other comprehensive income (loss)	(75)	(71)	(87)	(34)	93
Retained earnings	666,752	660,102	633,508	600,257	579,943
Total stockholders’ equity	$902,124	$901,056	$868,289	$826,856	$809,416
Noncontrolling interests	5,068	5,373	5,332	5,411	5,565
Total equity	$907,192	$906,429	$873,621	$832,267	$814,981
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,780,114	$3,568,236	$2,560,580	$2,051,277	$2,208,427

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income  and Comprehensive Income

(Unaudited)

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share amounts)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	2018	2017
Revenues
Gains from mortgage banking activities	$124,166	$99,170	$102,237	$81,509	$129,458	$407,082	$439,370
Servicing fees	52,092	50,781	49,317	48,040	46,713	200,230	176,352
Net warehouse interest income	5,902	3,880	2,392	1,857	6,689	14,031	24,467
Escrow earnings and other interest income	14,423	11,938	9,276	7,348	6,786	42,985	20,396
Other	18,350	18,888	14,982	8,698	17,556	60,918	51,272
Total revenues	$214,933	$184,657	$178,204	$147,452	$207,202	$725,246	$711,857

Expenses
Personnel	$90,828	$79,776	$71,426	$55,273	$91,120	$297,303	$289,277
Amortization and depreciation	36,271	36,739	35,489	33,635	33,705	142,134	131,246
Provision (benefit) for credit losses	(34)	519	800	(477)	(27)	808	(243)
Interest expense on corporate debt	3,179	2,429	2,343	2,179	2,344	10,130	9,745
Other operating expenses	19,359	14,535	15,176	12,951	13,300	62,021	48,171
Total expenses	$149,603	$133,998	$125,234	$103,561	$140,442	$512,396	$478,196
Income from operations	$65,330	$50,659	$52,970	$43,891	$66,760	$212,850	$233,661
Income tax expense (benefit)	19,885	12,902	11,937	7,184	(32,794)	51,908	21,827
Net income before noncontrolling interests	$45,445	$37,757	$41,033	$36,707	$99,554	$160,942	$211,834
Less: net income (loss) from noncontrolling interests	(305)	41	(79)	(154)	593	(497)	707
Walker & Dunlop net income	$45,750	$37,716	$41,112	$36,861	$98,961	$161,439	$211,127
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	(4)	16	(53)	(127)	(20)	(168)	(14)
Walker & Dunlop comprehensive income	$45,746	$37,732	$41,059	$36,734	$98,941	$161,271	$211,113

Basic earnings per share	$1.52	$1.24	$1.36	$1.23	$3.30	$5.35	$7.03
Diluted earnings per share	$1.44	$1.17	$1.28	$1.16	$3.06	$5.04	$6.56
Cash dividends declared per common share	$0.25	$0.25	$0.25	$0.25	$—	$1.00	$—

Basic weighted average shares outstanding	30,109	30,423	30,248	29,982	30,027	30,191	30,014
Diluted weighted average shares outstanding	31,866	32,245	32,154	31,865	32,293	32,043	32,205

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Years ended
						December 31,
(dollars in thousands, except per share data)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	2018	2017
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$2,598,306	$1,697,165	$2,269,544	$1,240,502	$2,426,878	$7,805,517	$7,894,106
Freddie Mac	2,110,741	2,225,089	1,316,491	1,319,977	1,665,787	6,972,299	7,981,156
Ginnie Mae - HUD	218,447	197,428	230,710	352,416	483,494	999,001	1,358,221
Brokered (1)	2,825,707	2,464,244	1,700,498	1,573,909	2,154,644	8,564,357	7,326,907
Interim Loans	590,370	185,765	192,205	24,713	124,810	993,053	314,372
Total Loan Origination Volume	$8,343,571	$6,769,691	$5,709,448	$4,511,517	$6,855,613	$25,334,227	$24,874,762
Investment Sales Volume	1,009,885	882,100	483,575	337,745	1,456,554	2,713,305	3,031,069
Total Transaction Volume	$9,353,456	$7,651,791	$6,193,023	$4,849,262	$8,312,167	$28,047,532	$27,905,831

Key Performance Metrics:
Operating margin	30%	27%	30%	30%	32%	29%	33%
Return on equity	20	17	20	18	55	19	31
Walker & Dunlop net income	$45,750	$37,716	$41,112	$36,861	$98,961	$161,439	$211,127
Adjusted EBITDA (2)	59,639	58,323	49,969	52,149	54,657	220,081	200,950
Diluted EPS	1.44	1.17	1.28	1.16	3.06	5.04	6.56

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	42%	43%	40%	37%	44%	41%	41%
Other operating expenses	9	8	9	9	6	9	7
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees (3)	0.91%	0.89%	1.00%	1.08%	1.12%	0.96%	0.99%
Gains attributable to MSRs (3)	0.68	0.60	0.85	0.73	0.79	0.71	0.79
Gains attributable to MSRs--Agency (4)	1.08	0.96	1.23	1.12	1.16	1.09	1.13

Other Data:
Market capitalization at period end	$1,310,151	$1,650,392	$1,739,097	$1,841,829	$1,469,958
Closing share price at period end	$43.25	$52.88	$55.65	$59.42	$47.50
Average headcount	709	687	659	625	622

Servicing Portfolio by Product:
Fannie Mae	$35,983,178	$34,737,863	$33,606,531	$32,566,330	$32,075,617
Freddie Mac	30,350,724	29,084,202	28,197,494	27,709,640	26,782,581
Ginnie Mae - HUD	9,944,222	9,775,743	9,653,432	9,634,192	9,640,312
Brokered (5)	9,127,640	6,753,234	6,232,255	5,865,961	5,744,518
Interim Loans	283,498	134,592	131,029	60,157	66,963
Total Servicing Portfolio	$85,689,262	$80,485,634	$77,820,741	$75,836,280	$74,309,991
Assets under management	1,422,735	1,130,595	932,318	155,324	182,175
Total Managed Portfolio	$87,111,997	$81,616,229	$78,753,059	$75,991,604	$74,492,166

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	24.3	25.0	25.4	25.6	25.7
Weighted-average remaining term (years)	9.8	9.8	9.8	9.8	10.0

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, insurance company separate accounts, and other capital sources.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	Excludes the income and loan origination volume from interim loans.
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(5)	Brokered loans serviced for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.

KEY CREDIT METRICS

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2018	2018	2018	2018	2017
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$28,807,241	$27,432,284	$26,133,613	$25,049,050	$24,173,829
Fannie Mae Modified Risk	7,112,702	7,234,366	7,352,372	7,389,463	7,491,822
Freddie Mac Modified Risk	52,959	53,074	53,083	53,092	53,207
Total risk-sharing servicing portfolio	$35,972,902	$34,719,724	$33,539,068	$32,491,605	$31,718,858

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$63,235	$71,213	$120,546	$127,817	$409,966
Freddie Mac No Risk	30,297,765	29,031,128	28,144,411	27,656,548	26,729,374
GNMA - HUD No Risk	9,944,222	9,775,743	9,653,432	9,634,192	9,640,312
Brokered	9,127,640	6,753,234	6,232,255	5,865,961	5,744,518
Total non-risk-sharing servicing portfolio	$49,432,862	$45,631,318	$44,150,644	$43,284,518	$42,524,170
Total loans serviced for others	$85,405,764	$80,351,042	$77,689,712	$75,776,123	$74,243,028
Interim loans (full risk) servicing portfolio	283,498	134,592	131,029	60,157	66,963
Total servicing portfolio unpaid principal balance	$85,689,262	$80,485,634	$77,820,741	$75,836,280	$74,309,991

Interim Program JV Managed Loans (1)	404,670	292,801	119,124	155,324	182,175

At risk servicing portfolio (2)	$32,533,838	$31,152,864	$29,951,211	$28,883,122	$28,058,967
Maximum exposure to at risk portfolio (3)	6,666,082	6,406,925	6,165,096	5,912,327	5,680,798
Defaulted loans	11,103	11,103	5,962	5,962	5,962
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	11,103	11,103	5,962	5,962	5,962

Defaulted loans as a percentage of the at risk portfolio	0.03%	0.04%	0.02%	0.02%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.01	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk loan balances	41.63	42.00	68.27	51.29	63.45
Allowance for risk-sharing as a percentage of maximum exposure	0.07	0.07	0.07	0.05	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.77	0.77	0.75	0.75	0.79

(1)

As of December 31, 2018 and September 30, 2018, this balance consists of $70.1 million of loans managed directly for the Interim Program JV partner and Interim Program JV managed loans. For all other periods presented, the entire balance consists of Interim Program JV managed loans. We indirectly share in a portion of the risk of loss associated with Interim Program JV managed loans through our 15% equity ownership in the Interim Program JV. We have no exposure to risk of loss for the loans serviced directly for the Interim Program JV partner. The balance of this line is included as assets under management in the Supplemental Operating Data table.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac and GNMA - HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Years ended December 31,
(in thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	2018	2017
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$45,750	$37,716	$41,112	$36,861	$98,961	$161,439	$211,127
Income tax expense (benefit)	19,885	12,902	11,937	7,184	(32,794)	51,908	21,827
Interest expense on corporate debt	3,179	2,429	2,343	2,179	2,344	10,130	9,745
Amortization and depreciation	36,271	36,739	35,489	33,635	33,705	142,134	131,246
Provision (benefit) for credit losses	(34)	519	800	(477)	(27)	808	(243)
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	5,572	7,594	5,332	5,460	5,369	23,959	21,134
Gains attributable to mortgage servicing rights (1)	(53,088)	(39,576)	(47,044)	(32,693)	(52,901)	(172,401)	(193,886)
Unamortized issuance costs from early debt extinguishment	2,104	—	—	—	—	2,104	—
Adjusted EBITDA	$59,639	$58,323	$49,969	$52,149	$54,657	$220,081	$200,950

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.